Exhibit 10.3

ECLIPSYS CORPORATION

Restricted Stock Agreement

     RESTRICTED STOCK AGREEMENT made as of the 20th day of December 2004, between Eclipsys Corporation, a Delaware corporation (the “Company”), and John A. Adams (the “Participant”).

W I T N E S S E T H:

     WHEREAS, the above-named Participant is serving, or will henceforth serve, as an officer with the Company;

     WHEREAS, the Company wishes for the Participant to have a proprietary interest in the Company’s financial success by being awarded 100,000 shares of the Company’s common stock, $.01 par value per share, subject to the restrictions as hereinafter set-forth (the “Common Stock”);

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 —ACQUISITION OF SHARES

     1.1 Award of Shares. The Company shall issue and sell to the Participant, and the Participant shall purchase from the Company, 100,000 shares (the “Shares”) of Common Stock, at a purchase price of $.01 per share. The aggregate purchase price for the Shares shall be paid by the Participant by check payable to the order of the Company or such other method as may be acceptable to the Company. Upon receipt by the Company of payment for the Shares, the Company shall issue to the Participant one or more certificates in the name of the Participant for that number of Shares purchased by the Participant. The Participant agrees that the Shares shall be subject to the Purchase Option and the restrictions on transfer set forth in Article 2 of this Agreement.

ARTICLE 2 —COMPANY REPURCHASE RIGHT
AND RESTRICTIONS ON TRANSFER

     2.1 Purchase Option.

          (a) In the event that the Participant ceases to be employed by or serve as a consultant to the Company, for any reason or no reason, with or without cause, prior to December 20, 2009, the Company shall have the right and option (the “Purchase Option”) to purchase from the Participant, for a sum of $.01 per share (the “Option Price”), some or all of the Unvested Shares (as defined below).

     “Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage at the Measurement Date. The “Measurement Date” shall be the time the Purchase Option becomes exercisable by the Company; provided, however, that, in the event the employment of the Participant is terminated under circumstances described in Section 6(a) of the Employment Agreement of even date between the Participant and the Company (the “Employment Agreement”), the Measurement Date shall be the first anniversary of the time the Purchase Option becomes exercisable by the Company. In the event Participant is eligible for Change of Control benefits under Section 6(d) of the Employment Agreement, the Measurement Date shall be December 20, 2009. The “Applicable Percentage” shall be (i) 100% during the period ending December 19, 2005, (ii) during the 48-month period ending December 19, 2009, a percentage equal to (x) 100% less (y) 1.667% for each full month having elapsed after December 19, 2004, and (iii) zero on or after December 20, 2009. For purposes of this definition, a “month” shall be deemed to be the monthly period ending on the 19th day of each consecutive calendar month.

          (b) For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.

     2.2 Exercise of Purchase Option and Closing.

          (a) The Company may exercise the Purchase Option by delivering or mailing to the Participant (or his estate), in accordance with Section 3.8, written notice of exercise within 90 days after the termination of the employment of the Participant with the Company. Such notice shall specify the number of Shares to be purchased. If and to the extent the Purchase Option is not so exercised within such 90- day period, the Purchase Option shall automatically terminate effective upon the expiration of such 90-day period.

          (b) Within 10 days after his receipt of the Company’s notice of the exercise of the Purchase Option pursuant to subsection (a) above, the Participant (or his estate) shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase, duly endorsed in blank by the Participant or with duly elected stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. Upon its receipt of such Shares, the Company shall deliver or mail to the Participant a check in the amount of the aggregate Option Price therefor.

          (c) After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

          (d) The Option Price may be payable, at the option of the Company, by cancellation of all or a portion of any outstanding indebtedness of the Participant to the Company or in cash (by check), or both.

          (e) The Company shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to

     Section 2.1 of this Agreement shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

     2.3 Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, that are subject to the Purchase Option, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 2.3, and the Purchase) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement unless the securities or other property received by the Participant are vested in connection with such transaction pursuant to another agreement between the Participant and the Company or its successor.

     2.4. Market “Stand-Off” Agreement. The Participant hereby agrees that, during the period of duration (not to exceed ninety (90) days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a subsequent registration statement of the Company filed under the Securities Act of 1933, as amended, the Participant shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by the Participant at any time during such period.

     2.5. Transfers in Violation of Agreement. The Company shall not be required (1) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (2) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

ARTICLE 3 — MISCELLANEOUS

     3.1 Acquisition Event.

     (a) Upon the occurrence of an Acquisition Event (as defined in the Company’s Amended and Restated 2000 Stock Incentive Plan), the repurchase and other rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Acquisition Event in the same manner and to the same extent as they applied to the Shares under this Agreement unless such cash, securities or other property are vested pursuant to another agreement between the Participant and the Company or its successor. If, in connection with an Acquisition Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.

     3.2 Withholding Taxes; 83(b) Election.

          (a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the award of the Shares to the Participant.

          (b) The Company understands that the Participant expects NOT to elect, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize ordinary income in the year of acquisition of the Shares, and accordingly the Company will require at the time of each monthly lapse of the Purchase Option (“vesting”) with respect to Shares as contemplated by Section 2.1(a) an additional payment for withholding tax purposes based on the difference, if any, between the purchase price for the number of Shares then vesting and the fair market value of such number of Shares as of the day immediately preceding the date of the vesting of such Shares.

          (c) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

          THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), SHOULD HE CHOOSE TO DO SO, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

     3.3 Adjustments for Stock Splits. Stock Dividends, etc. If there is any stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company during the term of this Agreement, any and all new, substituted or additional securities to which the Participant is entitled by reason of his ownership of the Shares shall be immediately subject to the Purchase Option, the restrictions on transfer and the other provisions of this Agreement in the same manner and to the same extent as the Shares, and the Option Price shall be appropriately adjusted.

     3.4 No Rights To Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to continuing employment with the Company for the vesting period, for any period, or at all.

     3.5 Waiver; Disposition of Stock. From time to time the Company may waive its rights hereunder either generally or with respect to one or more specific transfers which have been proposed, attempted or made. All action to be taken by the Company hereunder shall be taken by vote of a majority of its Board of Directors then in office, excluding the Participant. Any Shares that the Company has elected to purchase hereunder may be disposed of by the Board of Directors (without the vote of the Participant), in such manner as it deems appropriate, with or without further restrictions upon the transfer thereof.

     3.6 Restrictive Legends. All certificates representing Shares shall have affixed thereto legends in substantially the following form:

“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of this certificate (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Treasurer of the corporation.”

     3.7 Successors and Assigns; Assignment. This Agreement shall be binding upon the parties hereto and their heirs, representatives, successors and assigns. The Company may assign its rights hereunder either generally or from time to time.

     3.8 Notices. All notices to a party hereto shall be in writing and shall be deemed to have been adequately given if delivered in person or mailed, postage pre-paid and registered or certified mail:

If to the Company:

Eclipsys Corporation
1750 Clint Moore Rd.
Boca Raton, FL. 33487
Attn: General Counsel

If to Participant:

John A. Adams

or to such other address as any party may from time to time designate for itself by notice in writing given to the other parties hereto.

     3.9 Amendments. This Agreement may be amended or modified in whole or in part only by an instrument in writing signed by the Company and the Participant.

     3.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and all premises, representations, understandings, warranties and agreements with reference to the subject matter hereof have been expressed herein or in the documents incorporated herein by reference.

     3 .11 Applicable Law; Severability. This Agreement shall be governed by and construed and enforced in accordance with Delaware law. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under any such law, that provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of that provision or any other provisions of this Agreement.

     3 .12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     3 .13 Effect of Headings. Any table of contents, title of any article or section heading herein contained is for convenience or reference only and shall not affect the meaning of construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the Participant has hereunto set his hand and the Company has authorized this instrument to be signed by its officers, effective as an instrument under seal.

ECLIPSYS CORPORATION

By: /s/ Brent A. Friedman

Name: Brent A. Friedman
Title: General Counsel and Secretary

PARTICIPANT

/s/ John A. Adams

John A. Adams